SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]
Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ] Confidential, for Use of the
                                              Commission Only
[X]  Definitive Proxy Statement               (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             IDM ENVIRONMENTAL CORP.
                ------------------------------------------------
                (Name of Registrant As Specified In Its Charter)


     ----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1.   Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     2.   Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     4.   Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     5.   Total fee paid:

          ----------------------------------------------------------------------

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1.   Amount Previously Paid:

          ----------------------------------------------------------------------

     2.   Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     3.   Filing Party:

          ----------------------------------------------------------------------

     4.   Date Filed:

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
                             IDM ENVIRONMENTAL CORP.
                              396 Whitehead Avenue
                          South River, New Jersey 08882


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD THURSDAY, JUNE 10, 1999


To the Shareholders of IDM Environmental Corp.:

     An Annual Meeting of Shareholders of IDM Environmental Corp. (the "Company") will be held at the Hyatt Regency, 2 Albany Street, New Brunswick,
New Jersey 08901 at 1:30 p.m., on Thursday, June 10, 1999 for the following purposes:

          1. To elect two Class III directors to hold office until the 2002 annual meeting of shareholders, respectively, or until their successors are duly elected and qualified.

          2. To consider a proposal to authorize the issuance of common shares in excess of 360,000 on the conversion of outstanding Series RR Preferred Stock.

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on April 22, 1999 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     You are cordially invited to attend the meeting. Whether or not you are planning to attend the meeting, you are urged to complete, date and sign the enclosed proxy card and return it promptly.

     YOUR VOTE IS IMPORTANT! PLEASE PROMPTLY MARK, DATE, SIGN, AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS VOTED.

                                            By Order of the Board of Directors



                                            Frank A. Falco
                                            Secretary


South River, New Jersey
April 30, 1999

                             IDM ENVIRONMENTAL CORP.
                              396 Whitehead Avenue
                          South River, New Jersey 08882

                                 --------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 10, 1999

                                ----------------

     This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of IDM Environmental Corp. (the "Company") for use at the 1999 Annual Meeting of Shareholders of the Company and at any adjournment thereof (the "Annual Meeting"). The Annual Meeting is scheduled to be held at the Hyatt Regency, 2 Albany Street, New Brunswick, New Jersey 08901, on Thursday, June 10, 1999 at 1:30 p.m. local time. The Proxy Statement and the enclosed form of proxy will first be sent to shareholders on or about April 30, 1999.

Proxies

     The shares represented by any proxy in the enclosed form, if such proxy is properly executed and is received by the Company prior to or at the Annual Meeting prior to the closing of the polls, will be voted in accordance with the specifications made thereon. Proxies on which no specification has been made by the shareholder will be voted FOR the election to the Board of Directors of the nominees of the Board of Directors named herein, FOR a proposal to authorize the issuance of common shares in excess of 360,000 on the conversion of outstanding Series RR Preferred Stock and as the proxy holders deem advisable on other matters that may come before the meeting. Proxies are revocable by written notice received by the Secretary of the Company at any time prior to their exercise or by executing a later dated proxy. Proxies will be deemed revoked by voting in person at the Annual Meeting.

Voting Securities

     Shareholders of record at the close of business on April 22, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. On the Record Date, the total number of shares of common stock of the Company, $.01 par value per share (the "Common Stock"), outstanding and entitled to vote was 30,552,971. The holders of all outstanding shares of Common Stock are entitled to one vote for each share of Common Stock registered in their names on the books of the Company at the close of business on the Record Date.

     All shares of Common Stock shown as outstanding or otherwise referred to in this Proxy Statement reflect the effects of a 1-for-10 reverse stock split which was effective April 16, 1999.

Quorum and Other Matters

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. The Board of Directors is not aware of any matters that are expected to come before the Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxies in accordance with their best judgment.

     Shares of Common Stock represented by a properly dated, signed and returned proxy will be counted as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Directors will be elected by a plurality of the votes cast at the Annual Meeting. Each of the other matters scheduled to come before the Annual Meeting requires the approval of a majority of the votes cast at the Annual Meeting. Therefore, abstentions and broker non-votes will have no effect on the election of directors or any other matter.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

     The Board of Directors of the Company presently consists of seven directors. The Board is divided into classes (Class I, Class II and Class III) serving staggered three-year terms. The terms of the current Class I, II and III directors expire, respectively, at the 2000 annual meeting, at the 2001 annual meeting and at the upcoming annual meeting. Each director will serve until the expiration of his term and until his successor is duly elected and qualified or until such director's earlier resignation or removal. Frank Patti, Michael Killeen and Mark Franceschini are the Class I director; Richard Keller and Robert McGuinness are the Class II directors; and Joel Freedman and Frank Falco are the Class III directors.

     The terms of Joel Freedman and Frank Falco expire as of the upcoming annual meeting. The Board of Directors has nominated Mr. Freedman and Mr. Falco to remain as Class III directors until the 2002 annual meeting of shareholders and until their successors are duly elected and qualified or until such directors' earlier resignation or removal. Directors shall be elected to fill the Class III positions by shareholders holding a plurality of the shares of Common Stock present at the Annual Meeting. It is the intention of the persons named in the form of proxy, unless authority is withheld, to vote the proxies given them for the election of the above named nominees (the "Nominees"). In the event, however, that any of the Nominees is unable or declines to serve as a director, the appointees named in the form of proxy reserve the right to substitute another person of their choice as Nominee, in his place and stead, or to vote for such lesser number of directors as may be presented by the Board of Directors in accordance with the Company's Bylaws. The Board of Directors has no reason to believe that any Nominee will be unable to serve or decline to serve as a director. Any vacancy occurring between shareholders' meetings, including vacancies resulting from an increase in the number of directors, may be filled by the Board of Directors. A director elected to fill a vacancy shall hold office until the next annual shareholders' meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE TO THE BOARD OF DIRECTORS.

Information Regarding Nominees and Directors

     Directors Standing for Election -- Class III

     Joel A. Freedman. Mr. Freedman, 63, has served as a director of the Company since 1978. Mr. Freedman has served as President and Chief Executive Officer of the Company since co-founding the Company in 1978 and served as Chairman of the Board from 1978 until June of 1993.

     Frank A. Falco. Mr. Falco, 65, has served as a director of the Company since 1978. Mr. Falco has served as Executive Vice President and Secretary of the Company since co-founding the Company in 1978 and has served as Chairman of the Board and Chief Operating Officer of the Company since June of 1993.

     Directors Continuing in Office -- Class I

     Frank Patti. Mr. Patti, 70, has served as a director of the Company since 1994. Mr. Patti has been a Project Engineer at the Brookhaven National Laboratory since October of 1994. From March of 1994 through September of 1994, Mr. Patti was a self-employed nuclear engineering consultant. For more than five years prior to March of 1994, Mr. Patti was Chief Nuclear Engineer for Burns & Roe, a major engineering firm. Mr. Patti serves on the Company's Compensation Committee.

     Michael B. Killeen. Mr. Killeen, 53, has served as Treasurer and Chief Financial Officer of the Company since September of 1991, and as a director since June of 1998. Mr. Killeen previously served as a Director of the Company from September of 1991 until May of 1996. Prior to joining the Company, Mr. Killeen served as controller of Burnham Corporation, a multiple plant manufacturer of heating equipment, from 1978 to 1991.

     Mark Franceschini. Mr. Franceschini, 61, has served as a director of the Company since June of 1998. Mr. Franceschini retired in 1993 after serving ten years as the Superintendent of Schools for the Wall Township Public Schools in Wall, New Jersey. From 1967 to 1983, Mr. Franceschini served as a teacher and administrator. Prior to entering the education field, Mr. Franceschini was a vice president and co-founder of IRT Electronics, a manufacturer of pressure transducers. Mr. Franceschini serves on the Company's Audit Committee and Compensation Committee.

     Director Continuing in Office -- Class II

     Richard Keller. Mr. Keller, 49, has served as a director of the Company since August 1997. Mr. Keller retired in 1997 from his position as Senior Vice President/Manager of Garvin GuyButler Corporation, a money brokerage firm, where he managed the trading desk. Mr. Keller serves as Chairman of the Company's Compensation Committee and as a member of the Audit Committee.

     Robert McGuinness. Mr. McGuinness, 47, has served as a director of the Company since 1994. Since January of 1995, Mr. McGuinness has served as a partner in the certified public accounting firm of McGuinness, Corley & Hodavance. For more than five years prior to January of 1995, Mr. McGuinness was Vice President of Essroc Corp., a cement manufacturer. Mr. McGuinness serves as Chairman of the Company's Audit Committee.

Information Regarding Executive Officers Who Are Not Directors

     The following table sets forth the names, ages and offices of the present executive officers of the Company other than those who serve as directors and who are described above. The periods during which such persons have served in such capacities are indicated in the description of business experience of such persons below.

  Frank Pasalano (46)........      Vice President of Operations
  James R. Harrigan (49).....      Vice President of Environmental Services
  John M. Tuohy (53).........      Vice President of Nuclear Services
  John Klosek (51)...........      Vice President of Engineering
  Joe Dias (45)..............      Vice President of Sales and Purchasing
  Stuart M. Brown (36).......      Vice President and General Counsel
  Jose Capote (42)...........      Vice President of Business Development
  Birger Munck (54)..........      President - IDM Energy
  Kenneth L. Moskowitz (38)..      Vice President and Deputy General Counsel

     Other than officers who are subject to employment agreements, each officer serves at the discretion of the Board of Directors. See "Employment Contracts, Termination of Employment and Change in Control Arrangements."

     Mr. Falco is the uncle of Mr. Pasalano. Otherwise, there are no family relationships among any of the directors or officers of the Company.

     Frank Pasalano has served as Vice President of Operations of the Company since 1985. Previously, Mr. Pasalano served as a project manager for the Company from 1978 to 1985.

     James R. Harrigan has served as Vice President of Environmental Services since 1989. Previously, Mr. Harrigan served as General Manager of Combustion Engineering, a national engineering firm, from 1986 to 1989.

     John M. Tuohy has served as Vice President of Nuclear Services of the Company since 1990. Previously, Mr. Tuohy served as Director of Burns & Roe, a national engineering firm, from 1970 to 1990.

     John Klosek has served as Vice President of Engineering of the Company since 1989. Previously, Mr. Klosek served as Associate Director of Colgate Palmolive, a conglomerate engaged in the worldwide production and marketing of consumer goods, from 1969 to 1989.

     Joe Dias has served as Vice President of Sales and Purchasing of the Company since 1979. Stuart M. Brown has served as General Counsel of the Company since February of 1995 and as a Vice President of the Company since May of 1995. Previously, Mr. Brown was a partner in the law firm of Becker and Brown from September of 1994 to February of 1995. For the prior five years, Mr. Brown was an associate with the law firm of Sills, Cummis, Radin, Tishman, Epstein & Gross.

     Jose Capote has served as Vice President of Business Development of the Company since May of 1995 and previously as Director of Business Development since March of 1994. For the previous five years Mr. Capote served as Director of Business Development for Burns & Roe.

     Birger Munck has served as President of IDM Energy since August of 1996. Previously, Mr. Munck served as President of Continental Waste Conversion, Inc., a waste-to-energy project company from 1994 to 1996. Previously, Mr. Munck served as a management consultant from 1990 to 1993 and as President of Nordex Petroleum from 1987 to 1990.

     Kenneth L. Moskowitz has served as Deputy General Counsel of the Company since May of 1997 and as a Vice President of the Company since June of 1998. Prior to joining the Company, Mr. Moskowitz was an associate with the law firm of Sills, Cummis, Radin, Tishman, Epstein & Gross for eight years.

Compliance With Section 16(a) of Exchange Act

     Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to disclose in this Proxy Statement any failure to file by these dates during 1998. All of the filing requirements were satisfied on a timely basis in 1998. In making these disclosures, the Company has relied solely on written statements of its directors, executive officers and shareholders and copies of the reports that they filed with the Commission.

Committees and Attendance of the Board of Directors

     In order to facilitate the various functions of the Board of Directors, the Board has created a standing Audit Committee and a standing Compensation Committee.

     The functions of the Company's Audit Committee are to review the Company's financial statements with the Company's independent auditors; to determine the effectiveness of the audit effort through regular periodic meetings with the Company's independent auditors; to determine through discussion with the Company's independent auditors that no unreasonable restrictions were placed on the scope or implementation of their examinations; to inquire into the effectiveness of the Company's financial and accounting functions and internal controls through discussions with the Company's independent auditors and officers  of the  Company;  to  recommend  to the full  Board of  Directors  the engagement or discharge of the Company's independent auditors; and to review with the independent auditors the plans and results of the auditing engagement. The members of the Audit Committee are Mr. McGuinness, Chairman, Mr. Franceschini and Mr. Keller.

     The functions of the Company's Compensation Committee include reviewing the existing compensation arrangements with officers and employees, periodically reviewing the overall compensation program of the Company and recommending to the Board modifications of such program which, in the view of the development of the Company and its business, the Committee believes are appropriate, recommending to the full Board of Directors the compensation arrangements for senior management and directors, and recommending to the full Board of Directors the adoption of compensation plans in which officers and directors are eligible to participate and granting options or other benefits under such plans. The members of the Compensation Committee are Mr. Keller, Chairman, Mr. Franceschini and Mr. Patti.

     The Board of Directors does not have a standing nominating committee or a committee performing similar functions.

     During the year ended December 31, 1998, the Board of Directors held 10 formal meetings, including telephonic meetings, and acted through unanimous written consent on other occasions, the Audit Committee held 3 meetings and the Compensation Committee held 4 meetings. Each director (during the period in which each such director served) attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors, plus (ii) the total number of meetings held by all committees of the Board of Directors on which the director served.

Compensation of Directors

     Each non-employee director of the Company is paid a fee of $1,000 for each Board of Directors meeting or committee meeting attended. The Company also reimburses each director for all expenses of attending such meetings.

     Pursuant to the IDM Environmental Corp. 1998 Comprehensive Stock Option and Award Plan, commencing in 1998 and upon each subsequent reelection of each non-employee director, options will be granted to each non-employee director to purchase 5,000 shares of Common Stock multiplied by the number of years remaining in each non-employee director's term. All such options will be exercisable at the fair market value of the Company's Common Stock on the date of grant. Such options will vest and become exercisable at the rate of 5,000 shares upon election as a non-employee director and 5,000 shares per year on each subsequent anniversary of election provided that the non-employee director continues to serve in such capacity.

     No additional compensation of any nature is paid to employee directors.

Executive Compensation and Other Matters

     The following table sets forth information concerning cash and non-cash compensation paid or accrued for services in all capacities to the Company during the year ended December 31, 1998 of each of the five most highly compensated executive officers of the Company (the "Named Officers").

                                                                                                     Long Term
                                                         Annual Compensation                        Compensation
                                     ---------------------------------------------------------    -----------------
                                                                                Other Annual            Stock
Name and Principal Position          Year       Salary ($)         Bonus ($)   Compensation ($)     Options (#)(2)
---------------------------         ------     ------------       ----------- -----------------   ------------------

Joel A. Freedman...................  1998        480,000              -0-             (1)           225,000
  President and                      1997        480,000              -0-             (1)            10,000
  Chief Executive Officer            1996        250,000          230,000             (1)             7,500
Frank A. Falco.....................  1998        480,000              -0-             (1)           225,000
  Executive Vice President and       1997        480,000              -0-             (1)            10,000
  Chief Operating Officer            1996        250,000          230,000             (1)             7,500
Birger Munck.......................  1998        175,000              -0-             (1)               -0-
  President - IDM Energy             1997        175,000              -0-             (1)               -0-
                                     1996         80,000              -0-             (1)               -0-
Michael B. Killeen.................  1998        128,500              -0-             (1)             2,500
  Treasurer and Chief                1997        123,084              -0-             (1)               500
  Financial Officer                  1996        122,081              -0-             (1)             2,000
Jose Capote........................  1998        128,500              -0-             (1)             1,750
  Vice President of                  1997        119,913              -0-             (1)               -0-
  Business Development               1996        111,702              -0-             (1)               500


(1) Although the officers receive certain perquisites such as auto allowances and Company provided life insurance, the value of such perquisites did not exceed the lesser of $50,000 or 10% of the officer's salary and bonus.
(2) Reflects, retroactively, the effects of a 1-for-10 reverse stock split effective April 16, 1999.

Stock Option Grants

     The following table sets forth information concerning the grant of stock options made during 1998 to each of the Named Officers:


                                             Percent of                                    Potential Realizable Value
                                            Total Options                                    at Assumed Annual Rates
                                             Granted to                                   of Stock Price Appreciation
                              Options       Employees in     Price         Expiration           For Option Term
                                                                                          ---------------------------
       Name                Granted (1)(2)   Fiscal Year   Per Share (2)        Date            5%              10%
---------------------     ---------------- -------------  -------------    -----------    -----------       ---------

Joel A. Freedman..........   225,000           48.1          37.19           02/18/03         0                 0
Frank A. Falco............   225,000           48.1          37.19           02/18/03         0                 0
Michael B. Killeen........     1,000            0.2          37.19           01/08/08         0                 0
                               1,500            0.3          35.00           06/02/98         0                 0
Jose Capote...............     1,000            0.2          37.19           01/08/08         0                 0
                                 750            0.2          35.00           06/02/98         0                 0


-------------
(1) All referenced options were granted under the Company's Stock Option Plans except for the options granted to Mr. Freedman and Mr. Falco which were granted in connection with a renegotiation of their respective employment agreements to eliminate certain stock bonus arrangements. All such options were fully vested and became exercisable on the date of grant.
(2) Reflects, retroactively, the effects of a 1-for-10 reverse stock split effective April 16, 1999.

Stock Option Exercises

     The following table sets forth information concerning the exercise of stock options during 1998 by each of the Named Officers and the number and value of unexercised options held by the Named Officers at the end of 1998:


                                                          Number of Unexercised       Value of Unexercised
                             Shares                            Options at             In-the Money Options
                           Acquired on     Value           at FY-End (#)(1)             at FY-End ($)(2)
                                                      ---------------------------  -----------------------------
         Name              Exercise (#)  Realized ($) Exercisable   Unexercisable  Exercisable     Unexercisable
     -------------       --------------- ------------ -----------   -------------  ------------    -------------

Joel A. Freedman............   -0-         -0-          242,500         -0-            -0-              -0-
Frank A. Falco..............   -0-         -0-          242,500         -0-            -0-              -0-
Michael B. Killeen..........   -0-         -0-            6,003       1,000            -0-              -0-
Jose Capote.................   -0-         -0-            4,250         500            -0-              -0-


-------------
(1) Reflects, retroactively, the effects of a 1-for-10 reverse stock split effective April 16, 1999.
(2) Based on the fair market value per share of the Common Stock at year end, minus the exercise price of "in-the-money" options. The closing price for the Company's Common Stock on December 31, 1998 on the Nasdaq National Market System was $0.469.

Stock Option Repricing

     The following table sets forth all repricings of stock options held by the Named Officers since the Company's initial public offering in April 1994. See "Compensation Committee Report -- Stock Option Repricing."

                                                                                                    Length of
                                    Number of                                                        original
                                    securities      Market price       Exercise                    option term
                                    underlying      of stock at     price at time                  remaining at
                                     options/         time of       of repricing                      date of
                                       SARs        repricing or          or              New       repricing or
                                   repriced or       amendment       amendment         exercise      amendment
         Name          Date       amended (#)(1)      ($)(1)           ($)(1)        price ($)(1)  (years/days)
      ----------      ------     ----------------  --------------   --------------  -------------- ------------

Joel A. Freedman....  12/11/98       225,000          5.625             37.19           6.75         4/069
                      12/11/98        10,000          5.625           28.1875           6.75         3/224
                      12/11/98         7,500          5.625             20.00           6.75         1/325
                      05/22/97         7,500         15.625             40.90          20.00         3/183
Frank A. Falco......  12/11/98       225,000          5.625             37.19           6.75         4/069
                      12/11/98        10,000          5.625           28.1875           6.75         3/224
                      12/11/98         7,500          5.625             20.00           6.75         1/325
                      05/22/97         7,500         15.625             40.90          20.00         3/183
Michael B. Killeen..  12/11/98         1,000          5.625             37.19           6.75         8/028
                      12/11/98         1,500          5.625             35.00           6.75         8/143
                      12/11/98           500          5.625            25.625           6.75         7/204
                      12/11/98         1,000          5.625             20.00           6.75         6/151
                      12/11/98         1,000          5.625             20.00           6.75         7/028
                      12/11/98         2,003          5.625             20.00           6.75         5/122
                      05/22/97         2,503         15.625             40.00          20.00         6/325
                      05/22/97         1,000         15.625            29.375          20.00         8/231
                      05/22/97         1,000         15.625             82.50          20.00         8/364
Jose Capote.........  12/11/98         1,000          5.625             20.00           6.75         5/122
                      12/11/98           250          5.625             20.00           6.75         5/122
                      12/11/98           750          5.625             20.00           6.75         7/028
                      12/11/98           500          5.625             20.00           6.75         7/028
                      12/11/98           500          5.625            25.625           6.75         7/204
                      12/11/98         1,000          5.625             37.19           6.75         8/028
                      12/11/98           750          5.625             35.00           6.75         8/143
                      05/22/97           250         15.625             40.00          20.00         6/325
                      05/22/97         1,000         15.625             40.00          20.00         6/325
                      05/22/97           500         15.625            29.375          20.00         8/231
                      05/22/97           750         15.625            29.375          20.00         8/231

----------------
(1) Reflects, retroactively, the effects of a 1-for-10 reverse stock split effective April 16, 1999.

Employment   Contracts,   Termination   of  Employment  and  Change  in  Control
Arrangements

     Messrs. Freedman and Falco. Effective January 1, 1996, Joel A. Freedman and Frank A. Falco each entered into employment agreements, superseding their prior employment agreements, with the Company on substantially identical terms. Subsequently, on September 1, 1997 and February 18, 1998, the employment agreements of Messrs. Freedman and Falco were amended.

     Pursuant to such agreements, effective September 1, 1997, Mr. Freedman and Mr. Falco each receive (i) a base salary of $480,000 per year plus 2% of operating profits; (ii) bonuses as determined by the Board of Directors; (iii) participation in any employee benefit plans and fringe benefit arrangements generally available to the Company's employees; and (iv) an entertainment expense allowance of $45,000 per year. For purposes of computing the salary of Messrs. Freedman and Falco, operating profits are defined as net income from operations before deduction of interest expense, income taxes, depreciation and amortization and other non-cash charges to income. Pursuant to the February 18, 1998 amendment to their employment agreements, Messrs. Freedman and Falco were each granted 225,000 stock options exercisable at $37.19 per share and expiring February 17, 2003 (reflects the effects of a 1-for-10 reverse stock split effective April 16, 1999).

     Pursuant to the September 1997 and February 1998 amendments to the employment agreements of Messrs. Freedman and Falco, the previously existing draw schedule and stock bonus provisions were eliminated from the employment agreements of Messrs. Freedman and Falco.

     The employment agreements prohibit Mr. Freedman and Mr. Falco from competing, directly or indirectly, with the Company or disclosing confidential matters with respect to the Company for two years after termination of employment. Each of such agreements expires on December 31, 2005 and are thereafter automatically extended for one-year periods unless there is a notice of termination from either the Company or the employee.

     In the event of their disability, Messrs. Freedman and Falco are entitled to continue to receive their full salary at the date of disability for a period of one year after which time the Company may terminate the employment of such disabled employee without further compensation. In the event of death during the term of employment, the estate of Mr. Freedman or Mr. Falco, as appropriate, shall be entitled to three months salary. In the event of the termination of Mr. Freedman or Mr. Falco's employment within one year of the occurrence of various change in control events, or in the event of termination of their employment by the Company for any reason other than death or disability, the Company must pay or provide to Mr. Freedman and/or Mr. Falco, as appropriate, (i) a lump sum payment equal to 2.99 times his average annual gross income from the Company for the five tax-year period ending before the date of such termination; (ii) a lump sum payment equal to three times the value of all "in-the-money" stock options held by such persons at the date of termination; and (iii) continued participation in all employee benefit plans or programs for a period of three years, provided that the employee may, at his election, receive a lump sum cash payment equal to the value of such benefits in lieu of continued participation in such benefit plans. As used in the employment agreements of Messrs. Freedman and Falco, a "change in control" is defined to be (i) the acquisition of 15% of the Company's common stock; (ii) a change in the majority composition of the board of directors within any two year period; or (iii) a failure to elect either of such employees to the board when such employee is standing for election; provided, however, that such events shall not constitute a change in control if a majority of the directors immediately prior to such "change in control" approve the transaction or event otherwise constituting a "change of control."

     Other Executives. The Company has no other employment agreements with any other officers or employees. The Company has, however, entered into agreements with certain of its employees pursuant to which such employees have agreed to maintain the confidentiality of certain information and have agreed to not compete with the Company within 250 miles of the Company's principal places of business for a period of three years following the termination of such persons' employment with the Company. Additionally, the Company has entered into agreements with certain of its executive officers, including the Named Officers, other than Messrs. Freedman, Falco and Mr. Munck, which provide that such officers shall be entitled to (i) a lump sum payment equal to 2.99 times his average annual gross income from the Company for the three tax-year period ending before the date of such termination; (ii) a lump sum payment equal to three times the value of all "in-the-money" stock options held by such persons at the date of termination; and (iii) continued participation in all employee benefit plans or programs for a period of three years, provided that the employee may, at his election, receive a lump sum cash payment equal to the value of such benefits in lieu of continued participation in such benefit plans. For purposes of such agreements, a change in control is defined in the same manner as in the employment agreements of Messrs. Freedman and Falco, except that failure of either Mr. Freedman or Falco to be elected when standing for election as a director shall not constitute a "change in control" for purposes thereof.

     All Officers. In addition to the foregoing employment and change of control arrangements, the Company's 1993 Plan, 1995 Plan and 1998 Plan provide that all outstanding options shall become fully vested and exercisable in the event of a change in control.

Retirement Savings Plan

     In July of 1992, the Company amended an existing profit sharing plan to convert such plan to a retirement savings plan (the "401(k) Plan") under Section 401(k) of the Internal Revenue Code. The 401(k) Plan generally covers all employees of the Company who have completed two years of service with Company. Employees may elect to defer, in the form of contributions to the 401(k) Plan, up to 15% of their annual compensation, subject to the federal maximum limit. The Company may, at its own discretion, contribute to the plan. The Company made no contribution to the 401(k) Plan during the fiscal year ended December 31, 1998.

Compensation Committee Report

     General. The Compensation Committee of the Board of Directors establishes the general compensation policies of the Company and the compensation plans and specific compensation levels for executive officers.

     The Compensation Committee consists of non-employee Directors who are not eligible to participate in any of the compensation plans or programs that it administers, other than the receipt of formula grants under the Company's Stock Option Plans. The Committee believes that the Company is best served by a program that is designed to motivate, reward and retain the management team to achieve the objectives of the Company. To this end, the Committee has adopted a program designed to focus on the Company's long-term goals. Accordingly, a significant portion of the senior executive compensation is dependent upon achieving these long-term goals.

     The philosophical basis of the Committee is to compensate executives based on performance and on the level of responsibility of the executive. Salary ranges are established based on such criteria. Salaries of key executives are set by measuring performances against the benchmark and by determining the value of the executive's contribution towards the Company's long-term goals. In addition, consideration is given to the individual's experience and past performance because the Committee also believes that any program must recognize performance and encourage initiative.

     The Committee also reviews management's response to the changing business environment in which the Company operates. A timely and effective response by management to changing business conditions while continuing to focus on the long-term objectives is considered essential by the Committee. Management is also evaluated on its ability to evaluate and adjust the long-term goals in response to the evolving business climate.

     Base Salary. For fiscal 1998, the base salary of executive officers, other than the Chief Executive Officer and Chairman whose base salaries are determined by employment agreements, were set based upon the results of the executive's performance review. Each executive is reviewed annually by the Chief Executive Officer and Chairman and given specific objectives, with the objectives varying based upon the executive's position and responsibilities and the specific objectives for that position. At the next annual review, the performance of each executive is reviewed versus the objectives established for each executive and the Company's overall performance. The results of the review are then reported to the Committee along with senior management's compensation recommendation. The Committee then determines whether the base salary should be adjusted for the coming year.

     Long-Term Incentive Compensation. Each executive officer of the Company was granted options at the time of the initial adoption of the Company's stock option plans or at the time the officer joined the Company. The Committee makes option grants to executive officers on a case- by-case basis relative to the annual performance reviews and the recommendations of senior management. Grants of options are designed to align the interests of executive officers with those of stockholders. The size of these grants is generally set at a level which the Committee feels is in proportion with the role and responsibility of the executive, as well as his or her opportunity to effect the Company's performance, while also being sufficient to attract and retain qualified executives.

     Chief Executive Officer and Chairman Compensation. With respect to the compensation of the Chief Executive Officer and the Chairman of the Board, the Committee believes that the Company continues to respond well to the changing business environment in which it operates. The "Vision 2000" initiative developed by the Chairman and CEO has proven to be a catalyst for expansion into new and potentially lucrative markets. Both the Chairman and CEO have been instrumental in creating new opportunities for the Company, which the Committee believes will lead to strong growth in revenues, a return to profitability and increased shareholder value. The Committee believes that the foresight of senior management in setting the goals and direction of "Vision 2000", and the opportunities uncovered by senior management during 1998 have allowed the Company to weather difficult industry conditions and to position the Company favorably while moving forward. Based on the foregoing considerations, the Committee has agreed, to maintain the Chief Executive Officer and Chairman's base salaries at $480,000 each plus an annual expense allowance of $45,000. At the present time, the Committee believes that any movement away from the current compensation plan or the above mentioned philosophies, would be detrimental to the Company's ability to attract and retain key management personnel and, ultimately, the Company's capabilities for future success.

     The Committee believes these executive compensation policies and programs serve the interests of stockholders and the Company effectively. The various pay vehicles offered are appropriately balanced to provide increased motivation for senior executives to contribute to the Company's overall future success, thereby enhancing the value of the Company for the stockholder's benefit.

     Stock Option Repricing. In December, 1998, the Board of Directors offered to amend the outstanding stock options of all employees to reduce the exercise price of those options to $0.675 per share (the fair market value of the Company's Common Stock at the time of the repricing was $0.5625). The terms of the repriced options were identical in all respect to the options prior to the repricing with the exception of the reduction in the exercise price. The option repricing was an acknowledgment of the importance to the Company of having equity incentives in the hands of key employees. Stock options which are significantly "out of the money" provide no particular compensatory incentive if an employee is considering alternative opportunities.

                                                  The Compensation Committee

                                                   RICHARD KELLER, Chairman
                                                   MARK FRANCESCHINI
                                                   FRANK PATTI

Beneficial Ownership of Common Stock

     The following table is furnished as of April 16, 1999, to indicate beneficial ownership of shares of the Company's Common Stock by (1) each shareholder of the Company who is known by the Company to be a beneficial owner of more than 5% of the Company's Common Stock, (2) each director, nominee for director and Named Officer of the Company, individually, and (3) all officers and directors of the Company as a group. The information in the following table was provided by such persons and reflects the effect of a 1-for-10 reverse stock split effective April 16, 1999.

     Name and Address                     Amount and Nature of        Percent
    of Beneficial Owner                Beneficial Ownership (1)(2)  of Class (2)
   ---------------------              ----------------------------- ------------

Joel A. Freedman (3)...................       290,028 (4)                8.8%
Frank A. Falco (3).....................       289,605 (5)                8.8%
Michael B. Killeen.....................         7,003 (6)                  *
Birger Munck...........................             0                      *
Jose Capote............................         5,300 (7)                  *
Frank Patti............................         2,750 (8)                  *
Robert McGuinness......................         3,000 (9)                  *
Richard Keller.........................         2,000 (10)                 *
Mark Franceschini......................         1,150 (11)                 *
All executive officers and directors
 as a group (16 persons)...............       625,508 (12)              17.4%

*    Less than 1%.
(1) The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to the table.
(2) Includes shares of Common Stock not outstanding, but which are subject to options exercisable within 60 days of the date of the information set forth in this table, which are deemed to be outstanding for the purpose of computing the shares held and percentage of outstanding Common Stock with respect to the holder of such options. Such shares are not, however, deemed to be outstanding for the purpose of computing the percentage of any other person.
(3)  Address is 396 Whitehead Avenue, South River, New Jersey 08882.
(4) Includes 242,500 shares issuable upon exercise of incentive stock options and non-qualified stock options held by Mr. Freedman. Excludes shares held by the adult children of Joel Freedman. Mr. Freedman disclaims any beneficial ownership interest in such shares.
(5) Includes 242,500 shares issuable upon exercise of incentive stock options and non-qualified stock options held by Mr. Falco. Excludes shares held by Margaret Mullin, the adult daughter of Frank Falco, and the children of Mrs. Mullin. Mr. Falco disclaims any beneficial ownership interest in such shares.
(6) Includes 7,003 shares issuable upon exercise of incentive stock options held by Mr. Killeen.
(7) Includes 4,750 shares issuable upon exercise of incentive stock options held by Mr. Capote.
(8) Includes 2,750 shares issuable upon exercise of non-qualified stock options held by Mr. Patti.
(9) Includes 3,000 shares issuable upon exercise of non-qualified stock options held by Mr. McGuinness. Also includes 5 shares held by a minor child of Mr. McGuinness, as to which Mr. McGuinness disclaims any beneficial interest.
10) Includes 2,000 shares issuable upon exercise of non-qualified stock options held by Mr. Keller.
(11) Includes 1,000 shares issuable upon exercise of non-qualified stock options held by Mr. Franceschini.
(12) Includes 530,719 shares of Common Stock subject to stock options held by the officers and directors and exercisable within 60 days.

Certain Relationships and Transactions

     Since July of 1988, the Company has leased its executive offices and yard storage facilities from L&G Associates, a partnership controlled by Joel
Freedman and Frank Falco, the Company's founders and senior officers and directors. On March 1, 1993, the Company entered into a new five year lease on such property, including two additional parcels with storage buildings previously leased to a third party. Pursuant to such lease, the Company pays base rent of $270,000 annually subject to annual adjustments based on the Consumer Price Index, plus all costs of maintenance, insurance and taxes.

     In 1994, the Company and L&G entered into an agreement regarding the construction and/or renovation of expanded facilities on the premises leased by the Company from L&G and the renovation and leasing of an adjoining property. The expanded facilities were needed to support current operations and anticipated future growth. The Board of Directors formed a Building Committee to review the terms and fairness of such proposed expansion. In November of 1994, the parties agreed in principal with respect to the terms of the proposed expansion and the Building Committee determined that such expansion met the Company's needs and was on terms which were fair to the Company. Based on such agreement and determination, the Company in November of 1994 commenced renovation and construction on such sites of which one facility, office space (7,600 square feet), was completed during the third quarter of 1995, and the second facility, warehouse space (5,700 square feet), was completed during the third quarter of 1996. Renovation of such office space by the Company at an approximate cost of $303,000 constitutes payment in full of rent for the initial term of the lease of such office space. The Company, however, is responsible for all taxes, utilities, insurance and other costs of occupying the office space during the initial term. Construction of such warehouse space by the Company at an estimated cost of $145,000 constitutes payment in full of rent for the initial term of the lease of such warehouse space. The Company, however, is responsible for all taxes, utilities, insurance and other costs of occupying the warehouse space during the initial term. The total cost of the renovations was to be amortized over the initial terms of the lease. On May 16, 1996 the leases were amended and extended fifteen years to May 31, 2011. The amortization associated with the cost of the renovation was extended through the terms of the modified lease. Amortization expense related to these costs for the years ended December 31, 1998 and 1997 was $93,320 and $93,320, respectively. For the years ended December 31, 1998 and 1997, the rent paid totaled $308,948 and $302,412, respectively.

     The Company believes that its existing lease with L&G Associates, as modified, is on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.

     Prior to the September 1997 amendment, the employment agreements of Messrs. Freedman and Falco provided that Messrs. Freedman and Falco would receive a draw of salary and bonus based on projected earnings. Because actual earnings were below projected earnings, Messrs. Freedman and Falco were indebted to the Company for excess draws at December 31, 1996 and at prior years end. In addition to amounts owed to the Company relating to excess draws, the Company has periodically paid certain personal expenses of Messrs. Freedman and Falco. At December 31, 1998, the Company's receivables from Mr. Freedman and Mr. Falco had been repaid in full. At December 31, 1997, the Company's receivable from Mr. Freedman totaled $7,965 and the Company's receivable from Mr. Falco totaled $361,576. All amounts owed to the Company by Messrs. Freedman and Falco were repayable on demand with interest accruing at 7%.

     During 1998, the Company purchased 8,250 shares of common stock of Life International Products, Inc. from Joel Freedman for $178,125, Mr. Freedman's cost basis in those shares.

     Other than elections to office, no director, nominee for director, executive officer or associate of any of the foregoing persons has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

Company Performance

     The following graph compares the cumulative total investor return on the Company's Common Stock from April 21, 1994, the date the Company's Common Stock began trading publicly, through December 31, 1998 with an index consisting of returns from a peer group of companies, consisting of the Nasdaq Non-Financial Index (the "Nasdaq Non-Financial Index"), and The Nasdaq Stock Market Composite Index (the "Nasdaq Composite Index").

     The graph displayed below is presented in accordance with Securities and Exchange Commission requirements. Shareholders are cautioned against drawing any conclusions from the data contained herein, as past results are not necessarily indicative of future performance. This graph in no way reflects the Company's forecast of future financial performance.



   (graph appears at this location depicting the following stock performance)


                            Base Period      December     December     December     December   December
                            April 21 '94     31 1994      31 1995      31 1996      31 1997    31 1998
                            ------------     --------     --------     --------     --------   --------

IDM Environmental Corp.          100          109.38        92.18        73.43       175.01        11.73
Nasdaq Composite Index           100          102.04       144.30       177.51       217.92       305.80
Nasdaq Non-Financial Index       100          101.00       140.75       171.02       200.86       294.08


                                   PROPOSAL 2
             AUTHORIZATION OF THE ISSUANCE OF SHARES OF COMMON STOCK
              IN EXCESS OF 360,000 ON THE CONVERSION OF OUTSTANDING
                       SHARES OF SERIES RR PREFERRED STOCK

     In August of 1998, the Company completed an offering of $1,500,000 of Series RR 6% Convertible Preferred Stock (the "Series RR Preferred Shares") to the Isosceles Fund Limited. The Series RR Preferred Shares are convertible into Common Stock at the lesser of (i) $22.50 per share (after giving effect to a 1-for-10 reverse split (the "Reverse Split") effective April 16, 1999) or (ii) 75% of the average closing bid price of the Common Stock over the five trading-day period preceding conversion. Conversion of the Series RR Preferred Shares is subject to the issuance of a maximum of 360,000 shares of Common Stock (after giving effect to the Reverse Split) on conversion unless the shareholders of the Company have approved issuances beyond that level upon conversion. In the absence of shareholder approval of issuances above 360,000 shares, the holders of Series RR Preferred Shares remaining outstanding if and when 360,000 shares have been issued will have the right to demand redemption of the Series RR Preferred Shares at 120% of the principal balance outstanding. The Series RR Preferred Shares pay dividends at 6% payable semi-annually or on conversion or redemption in cash or Common Stock, at the Company's option. The offering of the Series RR Preferred Shares was made after evaluating various financing options available to the Company in order to provide adequate working capital to support the Company's backlog of projects under contract and general working capital needs.

     As of April 5, 1999, $1,285,000 of the Series RR Preferred Shares had been converted, resulting in the issuance of 359,981 shares of Common Stock (after giving effect to the Reverse Split), and $215,000 of the Series RR Preferred Shares remained issued and outstanding.

     Pursuant to Nasdaq corporate governance rules applicable to the Company, the Company may not permit issuance of shares in excess of 20% of the shares outstanding prior to the issuance unless shareholder approval of such issuance is first obtained. In order to assure compliance with such rules, the shares issuable upon conversion of the Series RR Preferred Shares has been limited to 360,000 subject to shareholder approval of conversions beyond such level.

     The shareholders are being asked to approve the issuance of shares above the 360,000 limit imposed on the conversion of Series RR Preferred Shares. Approval of such conversions and issuance will result in the holders of the balance of the outstanding Series RR Preferred Shares being able to convert, at their election, all of the remaining Series RR Preferred Shares outstanding. Based on the closing bid price for the Company's Common Stock of $2.50 at April 5, 1998 (after giving effect to the Reverse Split), conversion of the remaining Series RR Preferred Shares would result in the issuance of 114,667 shares of Common Stock. Because of uncertainty as to the time of conversion of the remaining Series RR Preferred Shares, if ever, and the price of the Common Stock at the time of such conversion, there can be no assurance as to the actual number of shares which will be issued on the conversion of the remaining Series RR Preferred Shares.

     If the shareholders do not approve the issuance of shares in excess of the cap, given the number of shares issued to date on conversion, the Series RR Preferred Shares remaining outstanding will be subject to redemption by the Company at the holders' option. The Company does not presently have sufficient capital resources or alternative financing sources to redeem the remaining Series RR Preferred Shares and support the Company's current level of operations should the shareholders reject this proposal. Based on the Company's financing requirements and the absence of other acceptable financing sources, management believes that the approval of this proposal which would permit the issuance of shares beyond the cap on the terms described is in the best interest of the Company.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AUTHORIZATION OF THE ISSUANCE OF COMMON SHARES IN EXCESS OF 360,000 ON THE CONVERSION OF OUTSTANDING SERIES RR PREFERRED SHARES.

                              INDEPENDENT AUDITORS

     The Audit Committee and Board of Directors selected Samuel Klein & Company as independent auditors for the year ended December 31, 1998. Samuel Klein & Company were also the Company's independent auditors in 1996 and 1997. The Company has not chosen an independent auditor for the year ending December 31, 1999, as the Company, historically, does not choose its auditors until near the end of the fiscal year.

     Representatives of Samuel Klein & Company are expected to be present at the Annual Meeting, will be afforded an opportunity to make a statement, and are expected to be available to respond to appropriate inquiries from shareholders.

                  DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

     In order for shareholder proposals to be included in the Company's Proxy Statement and proxy relating to the Company's 2000 Annual Meeting of Shareholders, such proposals must be received by the Company at its principal executive offices not later than January 1, 2000.

                            EXPENSES OF SOLICITATION

     All of the expenses of soliciting proxies from shareholders, including the reimbursement of brokerage firms and others for their expenses in forwarding proxies and proxy statements to the beneficial owners of the Company's Common Stock, will be borne by the Company.

                                  OTHER MATTERS

     The Board of Directors does not intend to bring any other matters before the Annual Meeting and has not been informed that any other matters are to be presented by others. In the event any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote all such proxies in accordance with their best judgment on such matters.

     Whether or not you are planning to attend the Annual Meeting, you are urged to complete, date and sign the enclosed proxy and return it in the enclosed stamped envelope at your earliest convenience.

                                            By Order of the Board of Directors



                                            Frank A. Falco
                                            Secretary


South River, New Jersey
April 30, 1999

                             IDM ENVIRONMENTAL CORP.
                              396 Whitehead Avenue
                          South River, New Jersey 08882

                    Proxy for Annual Meeting of Shareholders
                           to be held on June 10, 1999

           This Proxy is solicited on behalf of the Board of Directors

     The undersigned hereby appoints Joel A. Freedman and Frank A. Falco, and each of them, as Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at an Annual Meeting of Shareholders (the "Meeting") of IDM Environmental Corp., a New Jersey
corporation (the "Company"), on June 10, 1999, at 1:30 p.m., or at any adjournment or adjournments thereof, in the manner designated below, all of the shares of the Company's common stock that the undersigned would be entitled to vote if personally present.

     1. GRANTING __ WITHHOLDING __ authority to vote for the election as a director of the Company the following nominees: Frank A. Falco (Class III) and Joel A. Freedman (Class III).

(Instructions: To withhold authority to vote for any individual nominee, strike a line through the nominee's name.)

     2. Proposal to authorize the issuance of common shares in excess of 360,000 on the conversion of outstanding Series RR Preferred Shares.

             FOR                       AGAINST                    ABSTAIN
          ---                       ---                        ---

     3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ABOVE. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 2 AND FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS.

                          Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, guardian, or corporate officer, please indicate the capacity in which signing.

                          DATED:                           , 199
                                 -------------------------      ----

                          ------------------------------------------
                          Signature

                          ------------------------------------------
                          Signature if held jointly

PLEASE  MARK,  SIGN,  DATE AND RETURN  THIS PROXY  PROMPTLY  USING THE  ENCLOSED
ENVELOPE